Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-4 and related Joint Proxy Statement/Prospectus of Eastern Bankshares, Inc. and Cambridge Bancorp and to the incorporation by reference therein of our reports dated March 16, 2023, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Cambridge Bancorp, appearing in the Annual Report on Form 10-K of Cambridge Bancorp for the year ended December 31, 2022.

/s/ Wolf & Company, P.C.

Wolf & Company, P.C.

Boston, Massachusetts

November 13, 2023